As filed with the Securities and Exchange Commission on May 19, 1997
                                                           Registration No. ___


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               IMMECOR CORPORATION
                 (Name of small business issuer in its charter)

       California                     1115                        68-0324628
(State or jurisdiction of
incorporation or           (Primary Standard Industrial        (I.R.S. Employer
organization)               Classification Code Number)      Identification No.)


                          100 Professional Center Drive
                       Rohnert Park, California 94928-2137
                                 (707) 585-3036
(Address and telephone number of principal executive offices and principal place of business)
            Heinot H. Hintereder, President & Chief Executive Officer
                               Immecor Corporation
                          100 Professional Center Drive
                       Rohnert Park, California 94928-2137
                                 (707) 585-3036
            (Name, address and telephone number of agent for service)


                                   Copies to:

                           Kenneth M. Christison, ESQ
                               601 Glenwood Avenue
                              Mill Valley, CA 94941

                                   Approximate  date of commencement of proposed
                            sale to the public: As soon as practicable after the effective date of this Registration Statement.


                                                       CALCULATION OF REGISTRATION FEE

         Title of each                                               Proposed maximum         Proposed maximum          Amount of
       class of securities                     Amount to be            offering price         aggregate offering    registration fee
         to be registered                      registered                per share               price

Common Stock, without par value                   750,000                 $5.25                  $3,937,500            $1,478


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

If any of the securities on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check
the following box:                                                           /x/

                               IMMECOR CORPORATION


              Cross-reference Sheet Showing Location in Prospectus:

                   PART I - INFORMATION REQUIRED IN PROSPECTUS



           Form SB-2 Item Number and Caption         Caption in Prospectus
1.   Front of Registration Statement
       Outside Front Cover of Prospectus ......Outside Front Cover of Prospectus
2.   Inside Front and Outside Back Cover
       Pages of Prospectus ................Inside Front Cover Page of Prospectus
3.   Summary Information and Risk Factors ..... Prospectus Summary; Risk Factors
4.   Use of Proceeds ..........................................  Use of Proceeds
5.   Determination of Offering Price ........
                         Plan of Distribution - Determination of Offering Price
6.   Dilution .....................................................     Dilution
7.   Selling Security Holders .............................       Not Applicable
8.   Plan of Distribution ..................................Plan of Distribution
9.   Legal Proceedings ............................
                                       Business - Legal Proceedings & Litigation
10.  Directors, Executive Officers, Promoters
        and Control Persons ................................       Management
11.  Security Ownership of Certain Beneficial
        Owners and Management .......................     Principal Shareowners
12.  Description of Securities ......................Description of Common Stock
13.  Interest of Named Experts and Counsel ..... Not Applicable
14.  Disclosure of Commission Position on
      Indemnification for Securities Act .......
                                   Management - Indemnification of Officers and
                                    Directors
15.  Organization within Last Five Years ..........       Not Applicable
16.  Description of Business ..................Prospectus Summary; Risk Factors;
                                              Selected Financial Data; Business;
                              Certain Transactions
17.  Management's Discussion and Analysis
       or Plan of Operation ..........Management's Discussion and Analysis of
                                   Financial Condition and Results of Operations
18.  Description of Property ...................Business - Properties/Facilities
19.  Certain Relationships and Related
        Transactions ..........................Certain Transactions
20.  Market for Common Equity and
        Related Stockholder Matters ..........Risk Factors; Dividend Policy;
                                    Description of Common Stock; Shares Eligible
                                                  for Future Resale
21.    Executive Compensation ............................Executive Compensation
22.    Financial Statements .......................Index to Financial Statements
23.    Changes In and Disagreements With
         Accountants on Accounting and
         Financial Disclosure ................................    Not Applicable

                                     IMMECOR
                                   CORPORATION
                                 750,000 SHARES
                                  COMMON STOCK
All of the 750,000 shares of common stock are being sold directly by IMMECOR Corporation ("Immecor" or the "Company"). Prior to this offering, there has been no public market for the Company's common stock; therefore, the public offering price has been determined by the Company. After completion of this offering, and dependent largely upon the number of shares sold in this offering, the Company's shares may be traded on a stock exchange (no application has been made to any stock exchange) or in the over-the-counter market, or no active trading market may develop or be sustained. See "Risk Factors" and "Shares Eligible for Future Resale."

         This offering is being made directly by the Company for not more than 750,000 shares (the "maximum" amount). There is no minimum number of shares to be sold in this offering and all funds received will go immediately to the Company. See "Use of Proceeds." This offering will be terminated upon the earlier of: the sale of the maximum amount, twelve months after the date of this Prospectus or the date on which the Company decides to close the offering. A minimum purchase of 100 shares is required. The Company reserves the right to reject any Share Purchase Agreement in full or in part. See "Plan of Distribution."

     The common stock offered hereby involves a high degree of risk. See "Risk Factors."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  Underwriting
                                            Price to          Discounts and             Proceeds to
                                              Public          Commissions (1)           Company (2)

Per Share                                      $5.25                   None                 $5.25

Total Maximum (750,000 shares)              $3,937,500                 None             $3,937,500


(1) The shares are being sold directly by the Company through a designated executive officer who is registered as sales representative, where required, and will not receive any commission. See "Plan of Distribution."

(2) Before deducting estimated expenses of $195,000 payable by the Company, including registration fees, escrow agent fees, costs of printing, copying and postage and other offering costs, in addition to legal and ac- counting fees.


                   The date of this Prospectus is May 19, 1997

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

         This Prospectus is available in an electronic format, upon appropriate request from a resident of those states in which this offering may lawfully be made. The Company will transmit promptly, without charge, a paper copy of this Prospectus to any such resident upon receipt of a request.


                                TABLE OF CONTENTS

                                                     Page
Reference Data ..............................         02
Prospectus Summary ..........................         03
Risk Factors ................................         05
Use of Proceeds .............................         07
Dividend Policy ............................          07
Capitalization ..............................         08
Dilution ....................................         09
Management's Discussion & Analysis of
Financial Condition & Results of Operations ..        10
Business .....................................        13
Management ..................................         16
Executive Compensation ......................         17
Principal Shareowners .......................         17
Certain Transactions ........................         18
Description of Common Stock .................         18
Shares Eligible for Future Resale ...........         19
Plan of Distribution ........................         19
Legal Matters ...............................         20
Experts ......................................        20
Additional Information .......................        20

Index to Financial Statements ...............         F1


         Until August 18, 1997 (90 days after the date of this Prospectus) all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                 REFERENCE DATA

         Upon the date of this Prospectus, the Company became subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act") for its current fiscal year. Upon completion of this offering, the Company may be required to register under the Exchange Act and continue to file required annual and quarterly reports.

         The Company intends to furnish its shareholders with annual reports containing financial statements audited by an independent public accounting firm after the end of its fiscal year. The Company's fiscal year ends on December 31. The Company will send shareholders quarterly reports with unaudited financial information for the first three quarters of each fiscal year.

         The Company was incorporated in the State of California on January 14, 1994. The Company's corporate offices are located at 100 Professional Center Drive, Rohnert Park, California 94928. The Company's telephone number is (707) 585-3036. The Company's facsimile number is (707) 585-6838. The Company's email address is immecor@immecor.com, and the Company's world wide web home page is http//www.immecor.com.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety and should be read in conjunction with the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus gives retroactive effect to a one for five reverse stock split of the Company's outstanding common stock prior to this offering. See "Shares Eligible for Future Resale."

The Company

         Immecor Corporation ("Immecor") designs, assembles, and markets high-quality fault-tolerant specialty computers used in automated wafer defect inspection systems for the semiconductor industry, high performance file servers and workstations for networks, intra and internet file servers, and personal computers, all based on Intel Pentium Pro (P6) processors and configured to meet customer specifications. Immecor uses single, dual, and quad versions of the processor, all of which are Microsoft Windows NT, Novell, Banyan, and Token Ring compatible. Immecor also markets other brand-name personal computers and accessories. The Company also provides related services to its customers, including integration and staging services, configuration control, upgrading existing systems and warranty support. The Company markets its products through its own sales staff to large corporations, small businesses, local state and federal agencies and individual end-users. See "Business" and "Products".

         The Company objective is to become a recognized leader in the specialty computer for the computer aided manufacture and defect review station market place within the semiconductor industry.

         Immecor Corporation is located in Rohnert Park, California. Rohnert Park is located in Sonoma County, approximately 50 miles north of San Francisco.

Proposed Development

         The Company's development goals for 1997-1998 are to (i) further capitalize the Company through this offering, (ii) obtain strategic partners,
(iii) lower production costs through vendor and strategic partner relationships and increased sales volume, (iv) increase distribution of personal computers through companies that already have computer distribution channels to chain stores and large government and corporate end users and (v) continue to build the Company's management team.

The Offering

         Common Stock Offered by the Company ...        750,000 shares (Maximum)

         Common Stock Outstanding Prior to the Offering .... 2,421,000 shares 1

         Use of Proceeds ................................. Proceeds   from  the
                                                                 sale of the
                           shares will be used to fund
                          expansion and marketing, and
                            general working capital.


Note 1: There will be 1,921,000 shares outstanding in the event the Company's action for rescission of the issuance of 500,000 shares related to a previous reorganization agreement is successful. See "Legal Proceedings and Litigation".

Summary Financial Data

         The summary financial data for the years ended December 31, 1995, and 1996 have been derived from the Financial Statements and Notes to Financial Statements, audited by L. V. Dorn II, independent auditors, whose report thereon is also included. The summary financial data for the three months ended March 31, 1996 and 1997 have been derived from unaudited interim financial statements of the Company contained elsewhere herein and reflect, in Management's opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Results of operations for any interim period are not necessarily indicative of results to be expected for the full fiscal year. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                                 Years ended                       Three Months ended
                                                                December 31,                            March 31,
                                                         -1995-          -1996-                -1996-             -1997-
                                                                                                       (unaudited)

Statements of Income Data:

Revenue  ..............................................$2,010,094       $3,591,382      $1,155,379       $935,433
Cost of goods sold .....................................1,763,856        3,137,320         996,339        735,739
                                                       ----------        ---------         -------        -------
         Gross profit (loss) .............................246,238          454,062         159,040        199,694
Operating cost and expenses:
         Operating income (loss) ...................      (76,289)          74,645          58,357         65,343
Other income:
         Interest income ...............................       78              722             157            483
         Interest expense ..............................     (770)          (3,786)           (807)             0
                                                             ----           ------            ----              -
         Income (loss) before for taxes .........         (76,981)           71,581         57,707         65,826
Income taxes .............................................(16,100)           18,800         14,000         16,150
                                                          -------            ------         ------         ------
         Net income (loss)  ..........................  $ (60,881)       $   52,781      $  43,707       $ 49,676
                                                        ---------        ----------      ---------       --------



                                                              December 31,  March 31,
                                                                 1996        1997
                                                                           (unaudited)
Balance Sheet Data:

Working capital ...........................................  $ 210,580     $ 249,961
Total assets ..................................................631,564       708,276
Long term obligations .................................              0             0
Stockholders' equity ....................................   $  252,540     $ 291,655


                                  RISK FACTORS

         An investment in the shares being offered by this Prospectus involves a high degree of risk and should only be made by persons who can afford to risk their entire investment. Prospective investors should consider carefully the following risk factors, in addition to other information concerning the Company and its business contained in this Prospectus, before purchasing shares.

The Company has a limited operating history.
         At the effective date of this offering, the Company had an operating history of approximately three years and three months. During such period, the Company has experienced sustained growth in its business but there is no assurance that such growth will continue.

The share offering price was set by the Company.
         Prior to this offering, there has not been any public market for the Company's common stock; therefore, the initial offering price for the shares was determined by the Company. Among factors considered in determining the public offering price were the Company's results of operations, its current financial condition, its future prospects, the state of the markets for its products, the experience of management, the state of the economy in general and the demand for similar securities considered comparable to the shares offered by the Company. See "Plan of Distribution - Determination of Offering Price."

Investorswill experience immediate dilution of book value per share.  Purchasers of shares in this offering will realize immediate dilution of approximately $3.97 per share (or 75.62%) in the pro forma net tangible book value from the initial public offering price, if the maximum amount offered is raised. See "Dilution."

A public trading market for the shares may not develop.
         The Company does not currently meet the requirements for listing on an organized stock exchange or quotation of over-the-counter market maker trades on the NASDAQ market. After completion of this offering, the Company intends to apply for a listing on a United States regional exchange, if the Company meets certain numerical listing requirements. However, there can be no assurance that the Company will be listed or that a public market will develop or be sustained. If it does not, the Company has been advised that a registered securities broker-dealer would provide an order matching service for persons wishing to buy or sell shares, upon completion of this offering. However, there is currently no agreement between the Company and a registered securities broker-dealer.

The share price may vary after this offering.
         The price of the shares, after the completion of this offering, may vary due to general economic conditions and forecasts, the general business condition of the Company, the release of the Company's financial reports and sales of shares outstanding prior to this offering.

Sales of existing shares could adversely affect the market price. Sales of shares outstanding prior to this offering may adversely affect the market price of the shares after this offering. All of the shares of common stock outstanding prior to this offering are "restricted securities" and therefore may not be sold in a public distribution except in compliance with the registration requirements of the Federal Securities Act of 1933 (the "Securities Act") or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144 of the General Rules and Regulations under the Securities Act. After completion of this offering, up to one percent of the outstanding shares would be eligible for sale within any three-months period. See "Shares Eligible for Future Resale".

No minimum amount set for this offering.
         Because there is no required minimum amount of shares to be sold in this offering, all proceeds received will go directly to the Company, to be used as described in "Use of Proceeds". If only a minimum amount were sold, the result could be that all the proceeds were used to pay expenses of this offering.

No dividends are intended.
         It is the Company's intention to retain any earnings for use in its business and pay no dividends on its common stock. See "Dividend Policy".

Voting control will remain with current management.
         Immediately prior to this offering, the Company's management beneficially owned 66.08% of the Company's common stock. After the completion of this offering, if the maximum is sold, management will own 50.46% and will effectively be able to control the Company. See "Principal Shareholders."

Loss of key personnel could interrupt progress.
         The Company's business depends to a large extent on the services of Jason C. Lai (Vice President, Sales and Marketing) and Nhon K. Tran (Vice President, Operations). Both are principal stockholders and helped develop the Company to its present position. Further progress is dependent upon their continued commitment. The Company maintains a key-person life insurance policy on Nhon K.
Tran and an employment contract with Jason C. Lai.

Present customer base consists of major customers only.
         The Company's present business is based on a small number of relatively large transactions. Of the Company's approximately $2,010,094 in total sales in 1995, $1,467,369, approximately 73%, were made to 3 corporate cus-tomers who integrate the Company's core product into their own. Of the Company's approximately $3,591,382 in total sales in 1996, $1,867,519, approximately 52%, were made to the same 2 corporate customers. These transactions are not subject to long term contracts, but rather depend upon the quality of the Company's products and ability (i) to comply with these customer's technical specifications and (ii) to provide the funds necessary to finance the purchase of the materials needed for the assembly of the product and to extend credit terms of 30 to 60 days net. In the recent past the Company has had difficulty in attracting new corporate customers because of capital requirements and limitations in its cash flow. For sales to new customers the Company currently requires cash on delivery or substantial down payments at order time, a tactic that benefits the Company's cash flow requirements but prevents the Company from expanding its business and increasing sales volume and profits. Despite these problems, the Company is currently expanding its customer base to lessen the effect of having a small number of major customers only, the loss of anyone of which would adversely affect the Company's business.

Fluctuations in cost of computer components.
         The Company purchases the various components used in the assembly of its computers from domestic and foreign manufacturers and distributors. Supply and prices can be affected by multiple factors, such as under- or over- supply, or the introduction of new technology, making components and inventories based on older technologies obsolete. The Company's management practices "just-in-time" inventory controls and believes that it will be able to assess and to react to price fluctuation indicators based upon its past experience in this market.

Uncertain market.
         Although the Company believes that the products and services which it has developed and which it is currently developing will be commercially marketable, there can be no assurance that such products and services will be commercially accepted by those companies and individuals which the Company believes presently constitute the market. The Company intends to develop new computer products for semiconductor manufacturing processes and the emerging wireless communications technology and to seek new markets for such products in addition to the existing markets, but there can be no assurance that such developmental and marketing efforts will be successful.

Competition consists of large business entities.
         The Company conducts in-depth research on the potential market for the products it develops, prior to actual production and sales by introducing pilots to existing customers; however, there can be no assurance that any of the Company's products will be able to compete on a technological or cost basis with other similar products which may be available before or after the time the Company's products are introduced into the market. Large business entities with greater financial strength and greater technical production capacity than the Company are proactive competitors in the computer products field and especially in the semiconductor wafer fabrication and the emerging wireless communications technology segments of the overall market. These business entities may develop systems and/or products which are competitive with, or superior to, the Company's products, or which can be marketed more effectively.

Planned management of growth may create risk.
         The Company plans and will make acquisitions of other companies in the future and may use a portion of the net proceeds received by the Company from this Offering to pay for legal and accounting expenses associated with due diligence to do so. Significant uncertainties accompany any acquisition plans. The actual acquisition of another company and its integration, include, without limitation, the possibility of understated incurred, but not yet reported, costs and contingent liabilities. Due to such uncertainties, any acquisition could have an adverse effect on the Company. Also, as the so-called "Information Super Highway" develops over the next few years, so will competition for acquisitions of emerging promising high-technology companies intensify. There can be no assurance that the Company will be sucessful in completing acquisitions in the future. The Company's future results will be affected by its ability to acquire technology companies with new products or significant annual sales volumes complementing the Company's business strategy, and by its ability to manage its anticipated growth.

Additional capital may not be available for the Company to carry out its plans.
         The proceeds of this offering are intended to achieve certain objectives. See "Use of Proceeds." More capital may be required for those purposes than the Company will have. See "Capitalization." Changes in the Company's objectives, to take advantage of opportunities or to meet competitive challenges, may require additional capital. Raising additional funds through issuance of equity securities will result in dilution to existing shareholders. Debt financing would require interest expense and principal repayments, reducing the Company's net cash flow and earnings potential. If required funding cannot be secured, the Company may be forced to limit growth. See "Business Strategy," "Capitalization" and "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources."

                                 USE OF PROCEEDS

         The net proceeds available to the Company from the sale of the shares in this offering are estimated to be approximately $3,742,500 if the maximum is sold, after deducting both selling and other offering expenses (estimated to be $195,000). The Company expects to use the net proceeds for the purposes outlined below. If the Company raises less than the maximum amount of this offering, it intends to prioritize expenditures as follows: first use funds from the offering for working capital and corporate needs, second increase sales and assembly capacity and third improve existing products and develop new products.


                                                                                       750,000 Shares

     1.  Increase of assembly capacity ................................         $    500,000     13.36%
     2.  Increase demonstration equipment and wholesale inventory........            800,000     21.38%
     3.  New product development .........................................         1,400,000     37.41%
     4.  Working Capital and General Corporate Purposes ......................     1,042,500     27.85%
         Total net proceeds                                                     $  3,742,500    100.00%

         None of the net proceeds of this offering will be used to pay existing debt as the Company is virtually debt-free.

         Management does not anticipate changes in the proposed allocation of estimated net proceeds of this offering but reserves the right to make changes, if management believes those changes are in the best interests of the Company.

                                 DIVIDEND POLICY

         The Company has not declared or paid dividends since its inception, presently intends to retain any earnings to facilitate growth and does not anticipate paying cash dividends in the foreseeable future. The Company's future lending agreements may also prohibit the payment of dividends.

                                 CAPITALIZATION

         The following table sets forth the actual capitalization of the Company on March 31, 1997:

                                                                                     March 31, 1997
                  Short-term debt:
                  Current maturities of long-term debt                             $            0
                  Total short-term debt                                                     7,303
                  Long-term debt:
                              Total long-term  debt,  less current  maturities 0
                  Stockholders' equity:
                              Common Stock, no par value, 50,000,000 shares authorized;
                              2,421,000 shares outstanding 1                              293,701
                  Preferred Stock, no par value, 20,000,000 shares authorized;
                              None outstanding
                              Retained earnings (deficit)                                  (2,046)
                              Total stockholders' equity                                  298,958
                              Total capitalization                                 $      298,958



Note 1: There will be 1,921,000 shares outstanding in the event the Company's action for rescission of the issuance of 500,000 shares related to a previous reorganization agreement is successful. See "Legal Proceedings and Litigation".


                                    DILUTION

         On March 31, 1997 the Company had a net tangible book value of $291,655, or $0.12 per share. The Net tangible book value per share is equal to the Company's total tangible assets, less its total liabilities and divided by its total number of shares of common stock outstanding. After giving effect to the sale of shares being offered, at the public offering price of $5.25 per share, and the application of the estimated net proceeds, the pro forma net tangible book value of the Company as of March 31, 1997, would have been $4,060,954 or $1.28 per share. This represents an immediate increase in net tangible book value of $1.16 per share to existing shareowners and an immediate dilution of $3.97 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution in net tangible book value per share to new investors:

                                                                              (750,000 shares)
                  Public Offering price per share                                       $ 5.25
Net tangible book value per share
                           on March 31, 1997                                 $  0.12
Increase
in net tangible book value per share
                           attributable to new investors                        1.16
                                                                                ----
                  Pro forma net tangible book value per share
                           as of March 31, 1997, after this offering                    $ 1.28
                                                                                        ------
                  Net tangible book value dilution per share
                           to new investors                                             $ 3.97
                                                                                        ------

         The following table sets forth on a pro forma basis as of March 31, 1997 the difference between existing shareowners and new investors purchasing shares in this offering, with respect to the number of shares purchased, the total consideration paid and the average price paid per share, at the Maximum:

                                                                                                          Average
                                                                                                          Price
                                                   Shares Purchased              Total Consideration        Per
                                                Number       Percent                Amount      Percent    Share
         Maximum Sold:
         Existing Shareholders                  2,421,000     76.35%            $    320,500     7.53%    $ 0.13
         New Investors                            750,000     23.65                3,937,500     92.47      5.25
                                                  -------     -----                ---------     -----      ----

                  Total                         3,171,000    100.00%             $ 4,258,000    100.00%
                                                ---------    ------              -----------    ------


         NOTE: The information and calculations disclosed regarding dilution do not consider the changes that would result subject to the outcome of a pending law suit. See "Legal Proceedings and Litigation".

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following should be read in conjunction with the Financial Statements and Notes thereto, "Capitalization" and "Selected Financial Data" appearing elsewhere in this Prospectus. Operating Data presented in this discussion are unaudited.

Overview
         The Company designs and assembles highly specialized computer systems used in semiconductor manufacturing processes in addition to personal computers customized to specifications by business and individual users. The necessary components are purchased from domestic and foreign manufacturers and distributors. The Company markets the finished product through its own sales force. The sales force is divided into Corporate and Retail.

         Corporate solicits requests for proposals from manufacturers in need of specialty computers for various computer aided manufacturing processes in quantity, installs the prototypes at the customers site for various customer related evaluation processes that include hardware components and operating and application software changes until the computer system conforms to the customers specifications and expectations so that letters of compliance from the various domestic and international safety standard agencies can be obtained, if the computer becomes part of a product to be sold outside the United States. This process may consume several weeks and even months. During the process the personnel involved becomes a team and develops understanding about the technical problems encountered, and when the process is completed the customer's satisfaction is guaranteed and the Company's profit margin is not diminished by excessive after sale service calls and employee technical expertise is enhanced. These sales are made on a credit basis with net 15, 30, 45, and 60 day terms, depending upon the size of the sale, past payment experience, and other Company credit policy criteria.

         Retail advertises various personal computer systems in local newspapers and displays these computer systems in the Company's showroom, where customers can test the various systems and can decide upon the features they want. These sales are made on a 25% down payment policy with the remainder due before delivery. Currently assembly, 72-hour burn-in and testing consumes approximately four days with delivery occuring on the fifth day. Delivery and installation of the personal computer at the end users site is free of charge within a certain radius of the Company's facilities. Outside this radius a modest delivery charge is billed.

         Net sales are net of product returns. When a product built to customer specifications is returned, the Company charges a 15% restocking fee. The Company grants all its customers a thirty (30) day money back guarantee on all computer systems that do not perform to customer specifications.

         All personal computers carry a one year free labor and material limited warranty, with free on-site service during the first thirty days. In conjunction with personal computer sales, the Company sells one, two, and three year service contracts providing depot or on-site maintenance. The Company purchases the service contracts from a major carrier. In addition, the Company provides regular computer upgrade services to individuals and businesses at its maintenance facility. Corporate customers may employ Company technicians on a temporary basis.

         The Company's cost of sales consists of the purchase price of the various computer components going into the product, production labor and related production overhead expenses, and after sale service calls. The Company intends to negotiate component purchasing contracts directly with manufacturers rather than with vendors as soon as large scale assembly becomes possible in order to take advantage of manufacturers discounts. The Company has no contractual relationship with any of its vendors.

         The Company's growth strategy is to increase net sales by augmenting its marketing and sales force, by increased advertising in technical publications specific to the Company's specialty computers, and by increasing distribution of personal computers through retail and wholesale organizations. The Company will make the development of specialty computers for computer aided manufacturing (CAM) and automated defect classification (ADC) for the semi-conductor industry its core business. The Company plans to acquire technology companies with new products under development or with significant annual sales volumes complementing the Company's business strategy.

Financial Condition and Results of Operations:
         The following table sets forth, as a percentage of net sales, certain items included in the Company's Statements of Income and Retained Earnings (see Financial Statements and Notes thereto elsewhere in this Prospectus) for the periods indicated:

                                                                Years Ended             Three  Months Ended
                                                                    December 31,              March 31,
                                                          -1995-         -1996-        -1996-           -1997-
Statements of Income Data:

         Net sales................................       100.00%        100.00%        100.00%         100.00%
         Cost of sales   .........................        87.75          87.36          86.23           78.65
         Gross profit ............................        12.25          12.64          13.77           21.35
         Depreciation and amortization ...........         0.20           0.26           0.19            0.34
         Selling, general and administrative expenses     15.85          12.12           8.62           14.02
         Flood insurance proceeds .................        0.00          (1.82)          0.00            0.00
         Total operating costs and expenses ......        16.05          10.56           8.71           14.36
         Operating income (loss) .................        (3.80)          2.08           5.05            6.99
         Interest income (loss) ....................       0.00           0.02           0.01            0.05
         Interest expense.........................        (0.04)         (0.11)         (0.07)          (0.00)
         Income (loss) before income taxes........        (3.83)          1.99           4.99            7.04
         Income Tax  .............................        (0.80)          0.52           1.21            1.73
         Net income (loss) ...........                    (3.03)          1.47           3.78            5.31


Year Ended December 31, 1996 Compared to the Year Ended December 31, 1995

         Net sales. Net Sales increased by $1,581,288 or 78.67% from $2,010,094 in 1995 to $3,591,382 in 1996.

         Gross profit. Gross Profit increased, as a percentage of net sales, from 12.25% in 1995 to 12.64% in 1996, in a market characterized by heavy price competition. Downward pressure on component prices also contributed to this improvement.

         Selling, general and administrative expenses. Selling, general and administrative expenses decreased significantly as a percentage of net sales from 15.85% in 1995 to 12.12% in 1996. This decrease in expenses as a percentage of net sales was primarily due to increased sales volume and improvements in operating efficiency.
         Flood insurance proceeds. Flood insurance proceeds of $65,244 in 1996 is fully described in Note 8 of the Financial Statements included elsewhere in this Prospectus.

         Three Months Ending March 31, 1996 Compared to the Three Months Ending March 31, 1997

         Net sales. Net Sales decreased by $219,946 or 19.04% from $1,155,379 for the three months ending March 31, 1996 (the "1996 period") to $935,433 for the three months ending March 31, 1997 (the "1997 period"). The net sales decrease resulted primarily from the implementation of a marketing and sales plan to sell larger customized specialty computers.

         Gross profit. As a percentage of net sales, gross profit increased from 13.77% in the 1996 period to 21.35% in the 1997 period because of sales of larger customized systems at higher gross profit margins..

         Selling, general and administrative expenses. Selling, general and administrative expenses increased as a percentage of net sales from 8.53% in the 1996 period to 14.02% in the 1997 period. The increase in expenses as a percentage of net sales was primarily due to hiring of additional employees, increased compensation levels for employees and higher occupancy cost.

Liquidity and Capital Resources
         On March 31, 1997 and December 31, 1996, the Company had a working capital of $249,961 and $210,580, respectively. The increase in working capital was primarily due to improved profitability offset by offering costs and repayments of notes and shareholder advances.

         The Company had net cash provided by operating activities of $5,235 in 1996 and net cash used by operating activities of $225,034 in 1995. Net cash provided by operating activities was $25,267 in the three months ending March 31, 1997, and $12,939 for the same period of 1996. The increase in net cash provided by operating activities from 1995 to 1996 consisting primarily of a net income of $52,781 in 1996 versus a net loss of $60,881 in 1995, and no additional provisions for losses or accounts receivable in 1996 and decrease in deferred taxes in 1996 compared with 1995. The increase in net cash provided by operating activities for the three months ended March 31, 1997 compared with the three months ended March 31, 1996 consisted primarily of increased profitability and higher accounts payable in 1997.

         The Company had net cash provided by financing activities of $64,688 in 1996 compared to $167,491 in 1995. This decrease was primarily due to the collection of large notes receivable on sale of common stock in 1995 which did not reoccur in 1996, which was partially offset by additions to notes payable and shareholder advances in 1996 less offering costs which occurred only in 1996. Net cash used by financing activities was $66,216 for the three months ending March 31, 1997, compared to net cash provided by financing activities of $30,162 for the three months ending March 31, 1996. The primary reason for the change was increases in notes payable and shareholder advances in 1996 compared with significant repayments of notes payable and shareholder advances in 1997. In addition, additional offering costs were paid during the three months ending March 31, 1997 and not during the three months ending March 31, 1996.

         The Company's primary capital needs are to fund its growth strategy, which includes increasing its net sales, increasing its marketing and sales force, increasing distribution channels, introducing new products and continuing improvement of existing product lines.

         The Company believes that the net proceeds from this offering, together with the Company's line of credit and funds that may be generated from operations, will be sufficient to fund the Company's anticipated working capital requirements and expenditure requirements through 1998.

Federal and state net operating losses carryforward
         The Company has available for carryforward for federal income tax purposes of approximately $66,000 at December 31, 1996 and approximately $45,000 for State income tax purposes. These carryforwards expire as described in Note 9 to Financial Statements included elsewhere in this Prospectus..

Recent Accounting Pronouncements
         During October of 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which established a fair value-based method of accounting for stock-based compensation plans. The Company currently has no stock-based compensation plans but plans to adopt SFAS No. 123 in the future.

Inflation
         The Company practices just-in-time inventory purchases to prevent losses from industry-wide component price reductions. As such the Company does not foresee any material inflationary trends for its components.

                                    BUSINESS

Industry Background
         During the last decade, the PC industry has grown rapidly as increased functionality combined with lower pricing have made personal computers valuable and affordable tools for business and personal use. Recent advances in the technology, including the development of highspeed read-write CD-ROM drives, high-speed data transmission hardware, multi-media, graphics and animation, have increased the potential market dramatically. This trend has been further augmented by the introduction of faster microprocessors and the introduction of high performance chipsets with higher clock speeds such as the Power PC architecture, new caching techniques and low power consumption features. While the corporate market has become somewhat saturated with workstations for word processing, data look-up and data formatting, new major opportunities present themselves, from work-at-home to inverse multi-plexing, from videoconferencing and audio broadcasting to remote disaster recovery and world-wide networking, with some of these features and activities beginning to be integrated into the Internet, with wireless communications technologies, and with many associated opportunity niches ready to go mainstream.

          Specialty computers that must meet sophisticated user written software and advanced technologies requirements are beginning to play a larger role in these developing business services markets. The recognizable shift from Gate Array and Full Custom to Cell-Based Integrated Circuits will increase usage of this computer in all areas of integrated circuit manufacture.

         A major market segment is developing on the Internet and in home/education systems. This market segment offers major opportunity now with new software releases and new hardware (particularly multi-media packages and CD-ROM technology) and is no longer limited to the computer-adept buyer, but is being driven by the emergence of a younger generation of computer-literate juveniles and young adults.

         In addition, many older machines are no longer adequate to deal with state-of-the-art software, and many existing computer owners will be upgrading their equipment over the next few years. As much as 40 to 50% of 1997 sales and sales over the next five years will be replacements of existing equipment. A very high number of the currently installed computer user base consists of older 486 and lower version PC's.

Industry Growth Pattern Observations
         There are three different growth patterns employed by the Company's competitors, which are followed by most computer manufacturing and computer sales organizations. Each has its own set of risks and rewards:

         The Innovator Model: This model requires significant capital and strong commitment to R&D and innovation, and can only be followed by the largest players. Several large manufacturers follow this pattern. Retooling of large centralized assembly plants with complementing parts inventories and staffing retraining requirements, together with significant capital outlay are associated with this model whenever existing technology changes. These models are also technology bound, are marketed at runs of 100,000 or more copies at predetermined profit margins that require hardware components to be manufactured inexpensively and en masse for that model alone, making integration of new technologies that come along nearly impossible or very expensive.

         The Customer Access Model: This model requires focus on the ability to aggregate and configure computer products to meet specific but average needs. Mid-size computer manufacturers follow this pattern, either by association with larger manufacturers and assemblers or by maintaining their own sizable facilities with challenges similar to the Innovator Model, with the exception that integration of later technologies is possible giving these models a longer life span.

         The Technology Manager Model: This model targets customer areas where higher margin specialty software and advanced technologies meet specific application requirements. The assembly of these models require up-to-date knowledge of the customer's technological needs and matching expertise of the supplier in the selection of technology and software available or forthcoming, an approach that represents high-risk proprietary resources and financial investments up-front by the partners to such projects but also a high-return pattern if large volume sales, between 50 and 500 copies, materialize.

Market Observations
         The Innovator Model is always exclusively marketed in large quantities to small and large businesses with low computing power workstations for word processing, data look-up and data formatting via office product chains and other distributors "moving boxes" without providing satisfactory after-sale customer services. This model is also sold to individual end users with no need for special usage computing power and who are able to depreciate cost in a very short time. This model is relatively high priced ranging from $2,000 to $3,000 because of certain featured innovations, and at the end of its cycle is sold at discounted prices while the newer model becomes available.

         The Customer Access Model is marketed to end users with specific but average needs. Almost all independent computer equipment dealers who assemble their own customized computers or who have them build by small computer assembly houses sell this model for business and home use. Integration of later technologies, so called "up-grades" is possible giving dealers repeat sales not only for hardware components but also for software up-grades and troubleshooting services. This model is more realistically priced ranging between $999 to $2,500 (depending upon configuration) because it must compete in the market with the Innovator model and because it must afford upgradeability and hold its value longer. In most cases, after-sale customer services are adequate.

         The Technology Manager Model is marketed to users with specific needs in all areas of scientific research and in specific areas, e. g., architecture, construction, materials design, product development and computer aided manufacturing. This market requires financial commitment to superior up-front customer service including on-site technical support and the provision of equipment for evaluation and demonstration purposes. Once the quality of the product has been proven and satisfactory customer relationship has been established, this market is highly profitable if the quality of the product is maintained even though newer technologies might have to be integrated at a later time. Depending upon configuration, this models price ranges from $10,000 to $35,000 and up.

Company Strategy
         The Company's strategic plan encompasses three areas of endeavor: 1) design and develop products for emerging technology improvements in the integrated circuit manufacturing process, 2) increase retail sales and at the same time begin expansion into the wholesale market, and 3) make aquisitions of technology companies that fit or complement the Company's own corporate profile and efforts to enter the fibre optics and wireless communications market segments.

Retail and Wholesale Market
         The Company has chosen the Customer Access Model for its retail and wholesale business strategy. The Company is totally commited to customer satisfaction and currently provides this model at a high value, low cost, almost commodity like prices, with the largest degree of current and future technical customization possible to the consumer. Only nationally known brand name components are used in its assembly. Assembly line improvements and the increase in working capital accomplished with this offering will result in even higher quality and lower prices with better profit margins for both retail and wholesale operations. The Company currently assembles this model at its own facilities and as sales volume increases will assemble at small independently owned companies capable of following the Company's requirements as to technological advances and price changes rapidly at competitive cost and acceptable profit margins to the Company. These companies would be required to be responsible for their own risk management and product development and could become candidates for acquisition if they complement the Company's business plans.

Corporate Market
         The Company has chosen the Technology Manager Model for its corporate customers that utilize the model in various configurations for their computer aided manufacturing efforts. The most promising opportunity for the Company is its recent break-in into computer aided manufacture of automatic reticle, photomask defect inspection, wafer level defect inspection, line width and registration systems with customer proprietary software integrated to a level that supports wafer yield management. To truly manage yield, the collected data must be stored, analyzed, interpreted, and then shared among the fab areas it affects. Currently the Company's machines utilized in this process are pre-assembled at the Company's facilities, installed and tested at the customers site. In the future many of the necessary pre-tests will be accomplished at the Company's facilities when the planned minienvironment designed to provide adequate conditions for highly sensitive photo-optical and mechanical equipment has been completed. Com-
                                     - 14 -
pany management understands that the number one industry requirement namely that computer suppliers provide cost effective products that are based on extendible technology. Cost of ownership and the ability to satisfy customer delivery requirements are critical ingredients in the selection process for advanced computer equipment. It is the intention of the Company to make this business area its core business, to train its essential employees in all facets of the involved mechanical engineering and associated software development tasks and to make every effort to broaden its presence and to increase sales substantially in this market by participating in the long-term challenge for semiconductor manufacturers towards transition from 8-inch wafers and 0.5 micron to 12-inch wafers and "sub 0.2-micron" line geometrics.

Products
         The Company currently markets 7 Pentium based models in the price range from $779 to $1,450, Pentium based network servers and workstations to customer specifications at negotiated prices depending upon configurations, CAM (computer aided manufacture) or other type specialty computers ranging from $10,000 to $35,000 and up. The Company also sells various brand name computers and printer models, computer parts, software, network design and related services.

Computer Associated Business Services
         The Company will continue to extend efforts in the area of wireless data communications services in the northern part of California. This effort will consist mostly of information gathering of what is being done in this market to enhance the Company's expertise in this area and to position it for a ready and go situation. The Company intends to fund start-up costs from the proceeds of this offering but may use allocated funds to acquire a provider who is in transition from wire to wireless services with a plant and customer base.

Research and Products under Development
         The market serviced by the Company is characterized by rapid technological change. Accordingly, the Company's product and process development programs are devoted to the development of new computer configurations, including new generations of products for existing markets, enhancements and extensions of existing products engineering for specific customers. The Company believes that its future success will depend, in part, upon its ability to successfully introduce and market new and enhanced products and processes which satisfy a broad range of customer needs and achieve market acceptance.

Future Acquisitions
         The Company's basic acquisition strategy is to first concentrate on small companies involved in distribution, and then to complement its operations by acquisitions through the entire spectrum of small companies involved in computer related services, i.e., motherboard assembly, parts construction, software development, maintenance services, environmental services, and in research and development of new computer products.

Competition
         There are many company's with unlimited financial resources designing, manufacturing, assembling, distributing and selling personal and specialty computers with large research and development budgets and for the Company to successfully compete in the market it has choosen it must constantly provide lower pricing for high-end computer configurations and faster service response times than available from competitors.

Company Location and Facilities
          The Company's corporate headquarters are located at 100~105 Professional Center Drive, Western Business Park, Rohnert Park, California, where the Company maintains 6,000 square feet of office, showroom and assembly space. The Company intends to expand into 4,000 additional square feet of available space in the same building to accomodate a second assembly area for increased production, a research and testing facility for the Company's fibre optic and wireless data transmission switching development efforts, and if the Maximum is raised, a mini environment designed to provide adequate conditions for highly sensitive equipment.

Employees
         As of March 31, 1997, the Company had 8 full time and 4 part time employees. The Company hires temporary employees for non-technical projects.

Legal Proceedings and Litigation
         The Company has filed a law suit against three shareholders who were formerly officers and directors of the Company, seeking rescission of the issuance of 500,000 shares of the Company's stock in the acquisition of Advanced Network Communications, Inc. In addition, the Company is seeking the return of funds it believes were embezzled and taken through fraud prior to 1995 by the three defendants. The Company intends to rigorously press its action, which has not yet been set for trial. It is unlikely that the trial will commence before the spring of 1998 and there can be no assurance as to the outcome of the litigation.

Qualified Small Business Stock
         A provision in the 1993 Federal Tax Law (the "Omnibus Budget Reconciliation Act of 1933") which became effective in August 1993, provides, in certain circumstances, a reduction in the capital gains tax for individuals or certain other taxpayers who purchase shares at original issue from a "qualified small business" and dispose of those shares after a holding period of at least five years. One-half of the gain (up to certain limits) on such stock is generally excluded from taxable income for regular tax purposes.

         A "qualified small business" must have not more than $50 million in gross assets at any time after August 10, 1993 through the date of issuance of the shares. In addition, at least 80% of its assets must be used "in the active conduct of one or more qualified trades or businesses" throughout the holding period. The Internal Revenue Service has not yet issued Regulations or other interpretations of this law, and it is uncertain how this new tax provision will apply to the Company and to investors in its common stock, and because qualifying for the benefits of the tax provision will depend in part on future events about which the Company can provide no assurances, the Company makes no representations as to the availability of the benefits of this provision to prospective purchasers of its common stock. The Company intends to submit reports to the Internal Revenue Service and to the Company's shareholders as may be required under the law for use of this exclusion. There are also limitations on the persons who may use any exclusion.

                         Potential  investors  are advised to consult  their own
tax counsel for further details.

                                   MANAGEMENT

Executive Officers, Significant Employees and Directors
         The executive officers, significant employees and directors of the Company are as follows:

         Name                               Age      Position

         Heinot H. Hintereder               66       President & CEO, Director
         Jason C. Lai                       30       Vice President, Sales &
                               Marketing, Director
         Keith W. Racuya                    52       Secretary, Director
         Richard C. Thiede                  60       Treasurer, Director
         Nhon K. Tran                       34       Vice President,Engineering,
                                    Director

         Heinot H. Hintereder is co-founder of the Company. Was the Founder and served as President and CEO of Immecor Corporation of Delaware until its acquisition by the Company. Served as Manager of the Financial & Corporate Support Unit, Fireman's Fund Insurance Companies, retired. Former President, Founder, and CEO of Biblionics Corporation, a software development company.
Founder, Partner, and General Manager of W. Koehler K.G., a German trading company. Mr. Hintereder was educated in Germany and holds the German equivalent of a Masters degree in Business Administration.

         Nhon K. Tran is a major investor in the Company. His expertise is in robotic motion control products. Former Associate Engineer for new product development for Parker Hannifin Corporation.

         Jason C. Lai is co-founder of the Company. Served as Vice President Sales & Marketing of Immecor Corporation of Delaware until its acquisition by the Company. Former Sales and Marketing Executive for Comrex Systemation.

         Keith W. Racuya is a local businessman, and was previously a large scale computer equipment planner for Fireman's Fund Insurance Companies, retired.

         Richard C. Thiede is a local businessman, and was previously a system executive for Firemen's Fund Insurance Companies, retired, where he was responsible for development of several large scale key corporate systems. Mr. Thiede holds a bachelors degree in finance from Lehigh University.

Executive Compensation
         The following table sets forth, for the twelve-month period ending December 31, 1996, certain compensation paid by the Company, including salary, bonuses and certain other compensation, to its executive officers.

Summary Twelve Months Ending December 31, 1996 Compensation Table:

                                                          Compensation                       All Other
Name and Principal Position
                                                       Salary            Bonus             Compensation
Heinot H. Hintereder, Chief Executive Officer        $ 34,834.00       $ - 0 -                  $ - 0 -
Jason C. Lai, Vice President, Sales & Marketing      $ 46,620.00       $ 65,000                 $ - 0 -
Nhon K. Tran, Vice President, Engineering            $ 43,020.00       $ - 0 -                  $ - 0 -

Number of Directors, Term of Office and Compensation
         All Directors hold office until the next annual meeting of shareholders of the Company or until their successors have been elected and qualified. Unsalaried board members receive $100 for their service on the Board and for expenses they incur to attend meetings.

Indemnification of Officers and Directors
         The Company's By-Laws provide that the liability of the directors for monetary damages shall be limited to the fullest extent permissible under California law. Insofar as indemnification for liabilities arising under the federal securities laws may be permitted to directors, officers controlling persons of the Company pursuant to that provision, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock immediately prior to this offering, and as adjusted to reflect the sales of the shares offered hereby, for (i) each director and executive officers of the Company,
(ii) each shareholder known by the Company to own beneficially 5% or more of the outstanding shares of its common stock and (iii) all directors and officers as a group for each class of capital stock of the Company.

         Directors                             Shares      Percentage of Common Shares Outstanding
         Officers                            Beneficially      Before Offering           Maximum Sold
         and 5% Shareowners                     Owned        ( 2,421,000 shares)      ( 3,171,000 shares)
Jason C. Lai                                  337,500              13.94                    10.64
Heinot H. Hintereder                          887,300              36.65                    27.995
Nhon K. Tran                                  375,000              15.49                    11.83
Officers & Directors as a Group             1,599,800              66.08                    50.46
James Chu *                                   166,666               6.88                     5.26
Fred Pao *                                    166,667               6.88                     5.26
Grace Lee *                                   166,667               6.88                     5.26
Other Stockholders                            321,200              13.28                    10.12


*        The issuance of these shares is being rescinded subject to the outcome of a pending law suit. See "Legal
Proceedings and Litigation".

                              CERTAIN TRANSACTIONS

         Since its inception, from time to time, certain executive officers, directors and shareholders have provided short-term funds to the Company in order to finance medium to large purchases of computer components. All of these funds have been repaid by the Company with the exception of one demand note in the amount of $7,303. See "Notes to Financial Statements".

                           DESCRIPTION OF COMMON STOCK

         The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, no-par value. Immediately prior to this offering, there were 2,421,000 shares of Common Stock outstanding and held by 33 shareholders. Owners of Common Stock are entitled to one vote per share in all matters to be voted on by shareholders, except that, upon giving the legally required notice, shareholders may cumulate their votes in the election of directors. Subject to the rights of holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the Common Stock shareholders are entitled to share ratably in all assets remaining which are available for distribution to them after payment of all liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Common Stock shareholders, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered by this Prospectus, when issued for the consideration set forth in this Prospectus, will be fully paid and non-assessable.

Registration Rights
         There are no agreements between current shareholders and the Company with respect to registration of Company shares under the Securities Act.

Transfer Agent and Registrar
         The Company acts as its own transfer agent and registrar for the Company's Common Stock.

                         DESCRIPTION OF PREFERRED STOCK

         The Company's Restated Certificate of Incorporation provides for the issuance of 20,000,000 shares of Preferred Stock, no-par value. None are outstanding.

         The Board of Directors has the authority to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. Because the terms of the Preferred Stock may be fixed by the Board of Directors without Stockholder action, Preferred Stock could be issued quickly with terms calculated to defeat a proposed take-over of the Company, or to make the removal of current or future management of the Company more difficult. The Management of the Company is not aware of any threatened transaction to obtain control of the Company.

                        SHARES ELIGIBLE FOR FUTURE RESALE

         Upon completion of this offering, the Company will have 3,171,000 shares of common stock outstanding if the maximum amount is sold. The shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144") described below. Sales of outstanding shares to residents of certain states or jurisdictions may only be effected pursuant to a registration in or applicable exemption from the registration provision of the securities laws of such states or jurisdictions.

         The outstanding shares of common stock, which are held of record by shareholders prior to this offering are "restricted securities" and may not be sold in a public distribution except in compliance with the registration requirements of the Securities Act or an applicable exemption under the Securities Act, including an exemption pursuant to Rule 144. Rule 144(k) provides that persons who are not deemed to be "affiliate" and who have beneficially owned shares for at least three years are entitled to sell their shares at any time under Rule 144 without regard to the limita- tions described above. Sales of substantial amounts of shares in the public market could adversely affect the prevailing market prices and could impair the Company's future ability to raise capital through an offering of its equity securities.

         The Company's common stock is not listed or quoted on any organized exchange or other trading market, nor has the Company applied for a formal listing or quotation. There can be no assurances that a market will develop or be sustained. The post-offering fair value of the Company's common stock, whether or not any secondary trading market develops, is variable and may be impacted by the business and financial condition of the Company, as well as factors beyond the Company's control. The price may also vary due to economic conditions and forecasts and general conditions in the computer industry.

                              PLAN OF DISTRIBUTION

         The Company proposes to offer and sell the shares directly to members of the public residing in selected states (A listing of those states in which residents may purchase shares is on the Share Purchase Agreement, which accompanies this Prospectus). Announcements of this offering, in the form prescribed by Rule 134 of the Securities Act, will be communicated to selected persons. A copy of this Prospectus will be delivered to those who request it, together with the Share Purchasing Agreement. All shares will be sold at the public offering price of $5.25 per share and a minimum purchase of 100 shares is required. The Company reserves the right to reject any subscription or share purchase agreement in full or in part.

         The Company will effect offers and sales of shares through printed copies of this Prospectus delivered by mail and electronically. Any voice or other communications will be conducted in certain states through its executive officers, and in other states through a designated sales agent, licensed in those states. Under Rule 3a4-1 of the Exchange Act, none of these employees of the Company will be deemed a "broker", as defined in the Exchange Act, solely by reason of participation in this offering, because (i) none is subject to any of the statutory disqualifications set forth in Section 3(a)(39) of the Exchange Act; (ii) in connection with the sale of the shares hereby offered, none will receive, directly or indirectly, any commissions or other remuneration based either directly or indirectly on transactions in securities; (iii) none is an associated person (partner, officer, director or employee) of a broker or dealer; and (iv) each meets all of the following conditions: (a) primarily perform substantial duties for the issuer otherwise than in connection with transactions in securities; (b) was not a broker or dealer, or as an associated person of a broker or dealer, within the preceeding 12 months; and (c) will not participate in selling an offering of securities for any issuer more than once every 12 months.

Determination of Offering Price
         Prior to this offering there has been no market for the common stock of the Company, and there can be no assurances that a market will develop or be sustained. Accordingly, the public offering price has been determined by the Company's Board of Directors. Among factors considered in determining the public offering price were the Company's results of operation, the Company's current financial condition, its future prospects, the state of the markets for its products, the experience of management and the economics of the industry segment in general.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon by Kenneth M. Christison, Attorney at Law, 601 Glenwood Avenue, Mill Valley, California 94941.

                                     EXPERTS

         The Financial Statements of the Company as of and for the years ending December 31, 1995, and December 31, 1996 have been included herein and in the Registration Statement in reliance on the report of L. V. Dorn II, independent certified public accountant, appearing elsewhere herein, and upon the authority of said firm as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

         A Registration Statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed with the Securities
Exchange Commission, Office of Small Business Policy, Washington, D.C.. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and sched-ules thereto. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the shares offered hereby, reference is made to such Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the Northeast Regional Office located at 7 World Trade Center, 13th Floor, New York, New York, 10048, and the Midwest Regional Office located at Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission.

                  IMMECOR CORPORATION INDEX TO FINANCIAL STATEMENTS



                                                                           Page

Report of Independent Accountant                                      F-2
Financial Statements
     Balance Sheet                                                    F-3
     Statements of Income                                             F-4
     Statements of Cash Flows                                         F-5
     Statements of Shareholders' Equity                               F-6
     Notes to Financial Statements                                   F-7 to F-12

                        REPORT OF INDEPENDENT ACCOUNTANT

                               Immecor Corporation
                            Rohnert Park, California

I have audited the accompanying balance sheets of Immecor Corporation (the Company) as of December 31, 1995 and 1996, and the related statements of income, cash flows and shareholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements present fairly, in all material respects, the financial position of Immecor Corporation as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles.

I have also reviewed the accompanying balance sheet of Immecor Corporation as of March 31, 1997 and the related statements of income, cash flows, and shareholders' equity for the three months ended March 31, 1996 and 1997 in accordance with Statement on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of management of Immecor Corporation.

A review consists principally of inquires of organization personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. According, I do not express such an opinion.

Based upon my review, I am not aware of any material modifications that should be made to the accompanying financial statements as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 in order for them to be in conformity with generally accepted accounting principles.

L. V. Dorn II
Certified Public Accountant
Fort Bragg, California
May 14, 1997

                                IMMECOR CORPORATION
                                 BALANCE SHEETS


     ASSETS                                                                 December 31,                             March 31, 1997
                                                                    1995                        1996                  (unaudited)
     Current Assets:
         Cash                                                  $          6,358             $      54,677            $     10,776
         Accounts Receivable (net of allowance
            for doubtful accounts of $10,000)                           311,981                   380,357                 437,662
         Inventories (Note 2)                                           142,667                   129,421                 209,167
         Notes receivable                                                 4,500                     5,765                   5,543
         Income taxes receivable                                          4,266                      -                        -
         Prepaid expenses and other current assets                        3,050                     4,550                   3,050
         Deferred income taxes                                           32,834                    14,834                     384
                                                                         ------                    ------                     ---
Total Current Assets                                                    505,656                   589,604                 666,582

     Equipment and
        improvements, net (Note 3)                                       32,525                    41,960                  41,694
                                -                                        ------                    ------                  ------

                           Total assets                         $      538,181              $     631,564              $  708,276
                                                                 -------------              -------------              ----------

     LIABILITIES and SHAREHOLDERS EQUITYY

     Current Liabilities:
         Notes payable (Note 4)                                 $            -              $      29,606             $     7,303
         Accounts payable                                              296,448                    254,374                 353,019
         Accrued liabilities                                            11,943                     30,671                  25,194
         Advances from shareholders (Note 5)                            10,259                     61,579                  28,227
         Customer deposits                                               3,534                      2,794                   1,178
             Income taxes                                                    -                          -                   1,700
                                                                                                                            -----
                  Total Current Liabilities                            322,184                    379,024                 416,621
                                                                       -------                    -------                 -------

     Long-term lease and commitments (Note 6)

     Shareholders' equity:
         Common stock, no par value,
                  50,000,000 authorized;
                2,421,000 shares issued and outstanding                320,500                    304,262                 293,701
         Preferred stock, no par value,
                  20,000,000 shares authorized;
              none issued and outstanding                                    -                          -                       -
         Retained earnings (deficit)                                  (104,503)                   (51,722)                 (2,046)
                                                                      --------                    -------                  ------
         Total shareholders' equity                                    215,997                    252,540                  291,655
                                                                       -------                    -------                  -------

     Total liabilities and shareholders' equity               $        538,181               $    631,564              $   708,276
                                                              ----------------               ------------              -----------




     See accompanying notes to financial statements

                IMMECOR CORPORATION - A DEVELOPMENT STAGE COMPANY
                   CONSOLIDATED STATEMENT OF INCOME - AUDITED

                                                           Year ended               Three months ended
                                                           December 31,                   March 31,
                                                       1995            1996         1996             1997
                                                                                          (unaudited)
     Net sales (Note 7)                         $    2,010,094    $ 3,591,382      $1,155,379      $ 935,433

     Cost of sales                                   1,763,856      3,137,320         996,339        735,739
                                                     ---------      ---------         -------        -------

     Gross profit                                      246,238        454,062         159,040        199,694

     Operating costs and expenses:
         Selling, general and
              administrative expenses                  318,510        435,253          98,478         131,133
         Depreciation                                    4,017          9,408           2,205           3,218
         Flood insurance proceeds (Note 8)                   -        (65,244)              -               -
                                        -                             -------
         Total operating costs and expenses            322,527        379,417          100,683        134,351
                                                       -------        -------          -------        -------

         Operating income (loss)                       (76,289)        74,645           58,357         65,343

     Interest income                                        78            722              157            483
     Interest expense                                     (770)        (3,786)            (807)             -
                                                          ----         ------             ----

     Income (loss) before income taxes                  (76,981)        71,581          57,707         65,826

     Income taxes (Note 9)                              (16,100)        18,800          14,000         16,150
                        -                               -------         ------          ------         ------

          Net income (loss)                         $   (60,881)    $   52,781      $   43,707    $    49,676
                                                    -----------     ----------      ----------    -----------

     Net income (loss) per share                    $     (.025)    $     .022      $     .018    $      .021
                                                    -----------     ----------      ----------    -----------


     Weighted average shares outstanding              2,421,000      2,421,000       2,421,000      2,421,000
                                                      ---------      ---------       ---------      ---------


     See accompanying notes to financial statements

Immecor Corporation
Statements of Cash Flows

                                                                     Year ended          Three months ended
                                                                     December 31,             March 31,
                                                                 1995       1996           1996      1997
Operating Activities:

Net income (loss)                                           $  (60,881)  $ 52,781      $ 43,707   $ 49,676

Adjustments to reconcile net income (loss)
to net cash provided by operating activities:
Depreciation                                                     4,017      9,408         2,205      3,218
Provision for losses on accounts receivable                    (46,000)         -             -          -
Deferred income taxes                                          (12,634)    18,000        13,200     14,450
Gain on disposal of equipment                                        -      2,761             -          -

Changes in:
Accounts and notes receivable                                 (182,486)   (69,641)      (33,851)   (57,083)
               Inventories                                     (98,279)    13,246        43,124    (79,746)
              Income taxes                                     (11,373)     4,266         5,066      1,700
Prepaid expenses and all other                                   4,914     (1,500)            -      1,500
          Accounts payable                                     204,101    (42,074)      (93,692)    98,645
Accrued liabilities and customer deposits                      (26,413)    17,988        33,180     (7,093)
                                                               -------     ------        ------     ------

Net cash (used) provided by operating activities              (225.034)     5,235        12,939     25,267
                                                              --------      -----        ------     ------

     Investing Activities:
     Purchase of equipment                                     (19,342)   (21,604)       (1,012)    (2,952)
 Other
 Net cash used by investing activities                         (19,342)   (21.604)       (1.012)    (2,952)
                                                               -------    -------        ------     ------

 Financing Activities:
 Collection of notes receivable arising from
 sale of common stock                                          170,000
 Additions to notes payable                                     29,606     15,000            -
 Offering costs                                                (16,238)         -       (10,561)
 Principal payments on notes payable                                 -          -             -    (22,303)
 Shareholder advances                                           (2,559)    51.320        15.162    (33,352)
                                                                ------     ------        ------    -------
 Net cash (used) provided by financing activities              167.441     64,688        30.162    (66,216)
                                                               -------     ------        ------    -------


Increase (decrease) in cash                                    (76,935)    48,319        42,089    (43,901)

Cash balance, beginning of period                               83,293      6,358         6,358     54,677
                                                                ------      -----         -----     ------

Cash balance, end of period                                $     6,358   $ 54,677      $ 48,447   $ 10,776
                                                           -----------     ------      --------     ------
Supplemental Disclosure of Cash flow Information:
    Cash paid during the year for
    InterestS                                                    $ 770    $ 2,086         $ 481          -
                                                                 -----    -------         -----

    Income taxes                                           $     7,907    $   800         $   -   $      -
                                                                 -----        ---         ----    -------

See accompanying notes to financial statements

                IMMECOR CORPORATION - A DEVELOPMENT STAGE COMPANY
                       Statements of Shareholders' Equity

                                                                                Retained
                                                              Common            Earnings
                                                              Stock             (Deficit)          Total
     Balance, December 31, 1994                      $        150,500  $        (43,622)$        106,878

     Year ended December 31, 1995:

      Collection of notes receivable arising from
         sale of common stock                                 170,000                 -          170,000

        Net loss                                                    -           (60,881)         (60,881)
                                                                                -------          -------

     Balance, December 31, 1995                               320,500          (104,503)         215,997

     Year ended December 31, 1996:

        Offering costs                                        (16,238)                -          (16,238)

        Net income                                                  -            52,781           52,781
                                                                                 ------           ------

     Balance, December 31, 1996                               304,262           (51,722)         252,540

     Three months ended March 31, 1997 (unaudited):

     Offering costs                                           (10,561)                -          (10,561)

     Net income                                                     -            49,676           49,676
                                                                                 ------           ------

     Balance, March 31, 1997 (unaudited)             $        293,701  $         (2,046) $       291,655
                                                     ----------------  ----------------  ---------------





     See accompanying notes to financial statements

                               IMMECOR CORPORATION
                          Notes to Financial Statements
                     Years ended December 31, 1995 amd 1996
             Three months ended March 31, 1996 and 1997 (unaudited)
Note 1: Summary of Significant Accounting Policies

Basis of presentation: Immecor Corporation has prepared the financial statements on an accrual basis of accounting and in accordance with generally accepted accounting pronciples. The financial statements and notes thereto are the responsibility of the Company's management. During 1996 the Company had a division which operated under the name of Computer 2000 and its results of operations for 1996 and 1997 (unaudited) and financial position as of December 31, 1996 and March 31, 1997 (unaudited) are included in the accompanying financial statements.

Description of business: The Company designs and assembles specialized computer systems used in semiconductor manufacturing processes in addition to personal computers customized to specifications by business and individual users. The necessary components are purchased from domestic and foreign manufacturers and distributors. The Company markets the finished product through its own sales force.

Inventories: Inventories are stated at the lower of cost (first-in, first-out) or market.

Equipment and improvements: Equipment and improvements are carried at cost less accumulated depreciation. Depreciation is provided on the straight-line method over estimated useful lives generally ranging from five to seven years. Expenditures for major renewals that extend useful lives of equipment and improvements are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. For income tax purposes, depreciation is computed using the accelerated depreciation methods.

Advertising: The Company expenses costs of advertising the first time the advertising takes place.

                               IMMECOR CORPORATION
                          Notes to Financial Statements
                     Years ended December 31, 1995 amd 1996
             Three months ended March 31, 1996 and 1997 (unaudited)
Note 1: Summary of Significant Accounting Policies (continued)


Income taxes: The Company has adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Accordingly, the Company computes income taxes using the asset and liability method, under which deferred income taxes are provided for temporary differences between the financial basis of the Company's assets and liabilities.

Earnings per share: Earnings per share amounts are based on the weighted average
number  of  common  stock  shares  outstanding.   There  were  no  common  stock
equivalents to be considered.

Note 2: Inventories
Inventories consist of the following:
                                                       December 31,                        March 31,
                                                  1995             1996                      1997
                                                                                          (unaudited)
         Purchased parts                     $  111,247          $ 104,124              $  163,547
         Finished systems                        31,420             25,297                  45,620
                                                 ------             ------                  ------
                                              $ 142,667          $ 129,421              $  209,167
                                              ---------          ---------              ----------

Note 3: Equipment and  Improvements  Equipment and  improvements  consist of the following:
                                                     December 31,                         March 31,
                                                  1995            1996                       1997
                                                                                          (unaudited)
         Equipment and furniture              $  39,060       $   49,497                $   52,449
         Transportation equipment                 4,330           12,243                    12,243
                                                  -----           ------                    ------
                                                 43,390           61,740                    64,692
         Less accumulated depreciation           10,865           19,780                    22,998
                                                 ------           ------                    ------
                                              $  32,525       $   41,960                   $41,694
                                              ---------       ----------                   -------

                               IMMECOR CORPORATION
                          Notes to Financial Statements
                     Years ended December 31, 1995 amd 1996
             Three months ended March 31, 1996 and 1997 (unaudited)

Note 4: Notes Payable Notes payable consist of the following:
                                                 December 31,                        March 31,
                                                     1995           1996               1997
                                                                                   (unaudited)
         Note payable to Jerry Liu with
            interest at 12% due January 1997     $ -               $ 15,000             $       -
         Note payable to Thu Tran with
            interest at 18% due in March 1997      -                 14,606                 7,303
                                                                     ------                 -----
                                                $  -               $ 29,606             $   7,303
                                                                   --------             ---------

Note 5: Advances from Shareholders
The Company receives advances from some of the corporate officers who are also major shareholders to meet working capital requirements. These advances are generally repaid within 30 to 60 days.

Note 6: Long-Term Lease and Commitments
The Company leases its corporate headquarters under a noncancelable operating lease which expires in February 1998. The Company is also obligated to pay the lessor its prorata share of utilities for the building on a monthly basis. Minimum future rental payments under the lease agreement as of Dcember 31, 1996 are as follows:

                               1997                  $  49,314
                               1998                      8,804
                               ----                      -----
                                                     $  58,118
                                                     ---------

         Rental expense under the above lease was $ 26,921 in 1995 and $ 37,983 in 1996 and $ 6,087 and $ 11,100 for the three months ended March 31, 1996 and 1997 respectively (unaudited).

                               IMMECOR CORPORATION
                          Notes to Financial Statements
                     Years ended December 31, 1995 amd 1996
             Three  months  ended  March 31, 1996 and 1997  (unaudited)

Note 7: Sales to Major Customers
A material part of the Company's business is dependent upon sales to major customers, the loss of which would have a material adverse effect on the Company's financial position and results of operations. Three customers individually accounted for over 10% of the Company's 1995 sales. Sales to these three customers aggregated over 73% of total sales in 1995. Two customers individually accounted for over 10% of the Company's 1996 sales. Sales to these two customers aggregated over 38% of total sales in 1996. One customer individually accounted for over 16% of the Company's sales during the three months ended March 31, 1996 (unaudited). Two customers individually accounted for over 10% of the Company's sales during the three months ended March 31, 1997. Sales to these two customers aggregated over 62% of total sales during the three months ended March 31, 1997 (unaudited). The Company is attempting to expand its customer base to lessen the effect of having major customers.

Note 8: Insurance Proceeds
On February 4, 1996, the Company incurred major rain damage to its corporate offices and production facilities due to leaks in the roof which caused an interruption of its operations. The loss was covered by insurance as follows:

                  Inventory replacement                                         $   77,392
                  Business interruption                                             38,821
                  Equipment replacement                                              6,550
                  Miscellaneous cost reimbursement                                  24,383
                                                                                    ------
                                                                                   147,896
                  Less deductible                                                      250
                                                                                       ---
                  Proceeds from insurance company                                  146,896
                  Amounts allocated to inventory, equipment and repairs             81,652
                                                                                    ------
                  Insurance proceeds per statement of income                    $   65,244
                                                                                ----------

                               IMMECOR CORPORATION
                          Notes to Financial Statements
                     Years ended December 31, 1995 amd 1996
             Three  months  ended  March 31, 1996 and 1997  (unaudited)
 Note 9:
Income Taxes A reconciliation of the statutory federal income tax rate with the Company's effective tax rate is as follows for the periods ended:

                                                              Years ended               Three Months ended
                                                                  December 31,                  March 31,
                                                         -1995-          -1996-                -1996-             -1997-
                                                                                            (unaudited)


Statutory rate for income
   from $100,000 to $335,000                           (39.0%)           39.0%           39.0%            39.0%
Reduction due to income under $100,000                  20.3            (20.70)         (22.4)           (21.6)
State income taxes,
   net of federal income tax benefit                    (7.5)             7.7             7.8              7.7
Non-deductible costs                                     1.0              1.0              .7               .1
Other                                                    4.3             (0.7)            (.6)             (.7)
                                                         ---             ----             ---              ---
Effective tax rate                                     (20.9%)           26.3%           24.5%            24.5%
                                                       -----             ----            ----             ----

The provision (credit) for income taxes consists of the following for the periods ended:

                                                                Years ended                      Three Months ended
                                                                December 31,                         March 31,
                                                         -1995-          -1996-            -1996-             -1997-
                                                                                               (unaudited)
Currently payable (receivable):
     Federal                                          $  (4,266)       $     -         $    -                 $    -
     State                                                  800             800             800                  1,700
Deferred liability (benefit)                            (12,634)         18,000          13,200                 14,450
                                                        -------          ------          ------                 ------
                                                      $ (16,100)       $ 18,800        $ 14,000               $ 16,150
                                                      ---------        --------        --------               --------

                               IMMECOR CORPORATION
                          Notes to Financial Statements
                     Years ended December 31, 1995 amd 1996
             Three  months  ended  March 31, 1996 and 1997  (unaudited)
Note 9: Income Taxes (Continued)

Deferred incom taxes (benefits) reflect the tax effect of temporary differences between the amounts of assets and liabilities for financial reporting and amounts as measured for tax purposes. The tax effect of temporary differences and carryforwards that cause significant portions of deferred tax assets and liabilities are as follows for the periods ended:


                                                              Years ended               Three Months ended
                                                                  December 31,                  March 31,
                                                         -1995-          -1996-                -1996-             -1997-
                                                                                               (unaudited)
     Depreciation                                      $     77      $     (255)         $    (70)            $    (100)
       Inventory and accounts receivable allowances     (12,591)         18,375            13,370                     -
     Tax loss carry forward                                   -               -                 -                 14,400
       Other, net                                          (120)           (120)             (100)                   150
                                                           ----            ----              ----                    ---
                                                       $(12,634)        $18,000          $ 13,200            $    14,450
                                                       --------          -------          --------           -----------

The Company has net operating losses for incom purposes which can be used to offset future taxable income. Federal losses total approximately $ 66,000 at December 31, 1996 and expire $ 17,200 in 2010 and $ 48,800 in 2011. State losses total approximately $ 45,000 at December 31, 1996 and expire $ 21,700 in 2000 and $ 23,300 in 2001.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers
         Section xx of Article of the Registrant's By-laws provides that it may indemnify any director, officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Section 317 of the California Corporations Code. In any event, the Registrant shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the Registrant would have the power to indemnify such persons against the liability insured against.

         Insofar as indemnification for liabilities arising under the Securities Act, indemnification may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing section. The Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution
         Expenses of the Registrant in connection with the issuance and sitribution of the securities being registered are estimated as follows, assuming the Maximum offering amount is sold:

                  Securities and Exchange Commission filing fee ....................    $         1,478
                  Blue sky filing fees .............................................              5,500
                  Accountant's fees and expenses ....................................            30,000
                  Legal fees and expenses ......................................                 42,375
                  Printing .....................................................                 50,000
                  Marketing expenses ............................................                25,000
                  Postage ......................................................                 16,000
                  Transfer Agent's fees ..........................................                5,000
                  Miscellaneous .....................................................            19,647
                           Total .........................................................$     195,000

                  The Registrant will bear all expenses shown above.

Item 26. Recent Sales of Unregistered Securities
(a) The following information is given for all securities that Immecor Corporation (the "Company") sold within the past three years without registering the securities under the Securities Act.
                           Date              Title                       Amount
         (1)             1/14/94          Common Stock                 1,000,000
         (2)              2/1/94          Common Stock                   500,000
         (3)              3/1/94          Common Stock                   500,000
         (4)            12/31/94          Common Stock                   421,000
(b) No underwriters were used in connection with any of the issuances of shares.
         The class of persons to whom the Company issued shares was those persons known to the
         (1)               Founders
         (2)               Founders
         (3)               Directors, Business associates
         (4)               Employees, Directors, private investors
(c) No underwriters were used in connection with any of the issuances of shares or options so there were no underwriting discounts or commissions. The transactions and the types and amounts of consideration received by the Company were:
         (1)               Cash
         (2)               Cash
         (3)               Certain business assets.
               See "Legal Proceedings and Litigation."
         (4)               Cash
(d)      Total amounts are well within the $1,000,000 limit of Rule 504.

Item 27. Exhibits
         The exhibits listed below are filed as part of this Registration Statement pursuant to item 601 of Regulation S-B.

         Exhibit
         Number                     Description

                           Articles of Incorporation
                           Amendment to Articles of Incorporation filed March 7,
                              1994
                           By-laws
                           Form of Common Stock Certificate
                           Opinion and consent of counsel with respect to the
                              legality of the shares being registered
                           Employment contract with Jason C. Lai
                           Lease of Registrants facilities and Amendments to
                              Lease Agreement
                           Consent of L. V. Dorn II, Certified Public Accountant Consent of Kenneth M. Christison, Attorney at Law
                          (Reference is made to Exhibit 5)
                           Power of Attorney
                           Share Purchase Agreement

Item 28. Undertakings
(a)      The Registrant hereby undertakes that it will:
         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
                   (i) Include any prospectus required by section 10(xxx) of the Securities Act;
                   (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and
                   (iii) Include any additional or changed material information on the plan of distribution.
         (2) For determining liability under the Securities Act treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering. (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
                                   SIGNATURES
         In accordance with the requirements of the Securities Act of 1993, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Rohnert Park, State of California, on May 5, 1997.



By ___/s/__________________________         By __/s/____________________________
  Heinot H. Hintereder, President & CEO        Keith W. Racuya, Scretary

         Each person whose signature appears below appoints Heinot H. Hintereder, Jason C. Lai, Keith W. Racuya, Richard C. Thiede and Nhon K. Tran or any of them, his or her attorney-in-fact, with full power of substitution and resubstitution, to sign any and all amendments (including post-efective amendments) to this Registration Statement on Form SB-2 of Immecor Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

         Signatures                 Title                                  Date



/s/                             President & Chief Executive Officer  May 5, 1997
         Heinot H. Hintereder



/s/                             Vice President, Sales & Marketing    May 5, 1997
              Jason C. Lai                  Director



/s/                            Secretary and Director                May 5, 1997
          Keith W. Racuya



/s/                           Treasurer and Director                 May 5, 1997
             Richard C. Thiede



/s/                           Vice President, Engineering            May 5, 1997
            Nhon K. Tran                    Director

                                  EXHIBIT INDEX

Item 27. Exhibits
         The exhibits listed below are filed as part of this Registration Statement pursuant to item 601 of Regulation S-B.

Page              Exhibit
Number            Number                    Description

                           Articles of Incorporation
                           Amendment to Articles of Incorporation filed March 7, 1994
                           By-laws
                           Form of Common Stock Certificate
                           Opinion and consent of counsel with respect to the legality of the shares being registered
                           Employment contract with Jason C. Lai
                           Lease of Registrants facilities
                           Consent of L. V. Dorn II, Certified Public Accountant Consent of Kenneth M. Christison, Attorney at Law (Reference is made to Exhibit 5)
                           Power of Attorney
                           Share Purchase Agreement